Exhibit 99.1

Pixelworks Announces Board Changes to Align with New Business Focus and Strategy

Appoints Entertainment Technology Pioneer Douglas Darrow to Board

PORTLAND, Ore., Jan. 20, 2026 – Pixelworks, Inc. (NASDAQ: PXLW) (“Pixelworks” or the “Company”), a leading provider of innovative video and display processing solutions, today announced changes to its Board of Directors to better align with and support the Company’s business transformation and go-forward strategy as a global technology licensing company following the recently completed sale of its Shanghai-based subsidiary.

The realignment of the Board included the appointment of Douglas Darrow to the Company’s Board of Directors, effective January 14, 2026. Douglas J. Darrow currently serves as a strategic advisor to several companies in the entertainment industry. Previously, Darrow served as Senior Vice President at Dolby Laboratories, a leader in entertainment formats and technology licensing. Prior to Dolby, he served as CEO of Laser Light Engines, an innovative startup developing laser illumination technology for digital projectors. He also previously held various leadership roles at Texas Instruments, including serving as General Manager of the DLP Business unit, which developed the DLP Cinema projection solution for the global digital delivery of motion pictures. In 2018, he was awarded the American Cinematheque’s Fourth Annual Sid Grauman Award for technical achievement in the entertainment industry. Darrow holds a B.S. in optical engineering from the University of Rochester and an M.B.A. from the University of Dallas. As a director on Pixelworks’ Board, he will also serve on its compensation and strategy committees.

Concurrent with the appointment of Douglas Darrow, Dr. John Liu volunteered his resignation from the Company’s Board of Directors, which was accepted effective immediately. Additionally, Todd DeBonis was named Chairman of the Board, succeeding Daniel Heneghan, who will remain a director and continue to serve on the Board’s audit and corporate governance committees. Dean Butler was also named as the Board’s Lead Independent Director. Following these changes, Pixelworks’ Board of Directors continues to be composed of five members.

"We are thrilled to welcome Doug Darrow to our Board of Directors,” stated Todd DeBonis, Chairman and CEO of Pixelworks. “He brings an impressive track record of both pioneering and commercializing new cinematic technologies, as well as driving innovation within the entertainment industry. His insights and industry relationships will be invaluable as we further refine the vision and future of our business. Together with Doug’s appointment, our realignment of the Board is reflective of the broader efforts currently underway to reposition Pixelworks as a global technology licensing company, with our TrueCut Motion platform serving as a foundational solution offering. On behalf of the entire Company, I also want to thank Dr. John Liu for his dedicated service and contributions to Pixelworks’ Board over the last three years.”

Additional details related to the recent changes to Pixelworks’ Board of Directors can be found in the Company’s Form 8-K filed today with the SEC.

About Pixelworks, Inc.
Pixelworks provides industry-leading content creation, video delivery and display processing solutions and technology that enable highly authentic viewing experiences with superior visual quality, across all screens – from cinema to smartphone and beyond. Pixelworks has more than 20 years of delivering image processing innovation to leading providers of consumer electronics, professional displays, and video streaming services. For more information, please visit Pixelworks’ web site at www.pixelworks.com.

Note: Pixelworks, the Pixelworks logo, Truecut Motion and Truecut are trademarks of Pixelworks, Inc.

Contacts:
Investor Contact
Shelton Group
Brett Perry
P: +1-214-272-0070
E: bperry@sheltongroup.com

Company Contact
Pixelworks, Inc.
E: info@pixelworks.com